UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2006
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PLATINUM ENERGY RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-51553 (Commission File Number)	14-1928384 (IRS Employer Identification No.)

25 Phillips Parkway
Montvale, New Jersey 07645
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (212) 581-2401

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 4, 2006, Platinum Energy Resources, Inc., a Delaware corporation (“Platinum Energy”), its wholly-owned subsidiary, PER Acquisition Corp., a Delaware corporation (“Acquisition Sub”) and Tandem Energy Corporation, a Colorado corporation (“TEC”) restructured their previously announced transaction and entered into an Asset Acquisition Agreement and Plan of Reorganization (the “Acquisition Agreement”) pursuant to which Platinum Energy will acquire all of the assets and assume all of the liabilities of TEC (the “Acquisition”).

On October 26, 2006, Platinum Energy entered into a Finders Agreement with Mr. Lance Duncan (the “Finders Agreement”) pursuant to which Platinum Energy will pay to Mr. Duncan, upon consummation of the Acquisition, a finders fee of $3 million in cash in consideration for his introduction of TEC to Platinum Energy.

On October 26, 2006, Platinum Energy entered into a Consulting Agreement with Mr. Duncan (the “Consulting Agreement”) pursuant to which Platinum Energy engaged Mr. Duncan to provide consulting services to it. Pursuant to the Consulting Agreement, Platinum Energy agreed to pay Mr. Duncan 714,286 shares of Platinum Energy common stock (representing approximately $5 million at a per share price of $7 per share) in four, six month installments, beginning on the date corresponding to the closing of the transactions contemplated by the Acquisition Agreement.

The foregoing description of the Finders Agreement and the Consulting Agreement do not purport to be complete and are qualified in their entirety by reference to the Finders Agreement and the Consulting Agreement, which are filed hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated into this report by reference.

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On January 26, 2006, Platinum Energy entered into a letter agreement with Mr. Duncan (the “Letter Agreement”) in connection with the previously announced Agreement and Plan of Merger, dated January 26, 2006, among Platinum Energy, Acquisition Sub and Tandem Energy Holdings, Inc. (“Tandem”), the parent corporation of TEC (the “Merger Agreement”), pursuant to which Platinum Energy was to pay Mr. Duncan, upon consummation of the merger, a fee of $3 million in cash for his services in connection with the merger and shares of its common stock valued at $5 million over 18 months following the consummation of the merger for continued consulting services.

In connection with the restructuring referenced above, Platinum Energy, Acquisition Sub and Tandem mutually terminated the Merger Agreement. On October 26, 2006, Platinum Energy and Mr. Duncan entered into a Termination Agreement pursuant to which the Letter Agreement was also mutually terminated and is of no further force and effect. The Termination Agreement also provides for a release of Platinum Energy from any liability of any type or nature whatsoever related to or arising out of the Letter Agreement and the transactions contemplated thereby.

Additional Information and Where to Find It

Platinum Energy Resources, Inc. intends to file with the Securities and Exchange Commission a registration statement on Form S-4 and a related proxy statement/prospectus in connection with the transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND RELATED PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED ASSET ACQUISITION WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement/prospectus (when it is available) and other documents filed by Platinum Energy with the Securities and Exchange Commission at the Securities and Exchange Commission's web site at http://www.sec.gov. Free copies of the proxy statement/prospectus, once available, and other documents may also be obtained free of charge from Platinum Energy's investor relations at alan@cjpcom.com or by directing a request to Platinum Energy Resources, Inc., 25 Phillips Parkway, Montvale, NJ 07645.

The respective directors and executive officers of Platinum Energy and other persons may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the asset acquisition agreement. Information regarding Platinum Energy's directors and executive officers is available in its Prospectus dated October 24, 2005 filed with the Securities and Exchange Commission on October 26, 2005. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the Securities and Exchange Commission when they become available.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c)      Exhibits

10.1 Finders Agreement, dated as of October 26, 2006, between Platinum Energy Resources, Inc. and Lance Duncan

10.2 Consulting Agreement, dated as of October 26, 2006, between Platinum Energy Resources, Inc. and Lance Duncan

10.3 Termination Agreement, dated as of October 26, 2006, between Platinum Energy Resources, Inc. and Lance Duncan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLATINUM ENERGY RESOURCES, INC.

Dated: October 31, 2006	By:	/s/ Barry Kostiner
Barry Kostiner
Chief Executive Officer